Exhibit 99.1

March 6, 2025

Liberty Broadband Corporation Declares Quarterly Cash Dividend on Series A Cumulative Redeemable Preferred Stock

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) today announced that its Board of Directors declared the regular quarterly cash dividend payable to holders of its Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) (Nasdaq: LBRDP). The per share amount of the quarterly cash dividend will be $0.43750001, payable in cash on April 15, 2025 to holders of record of the Preferred Stock at the close of business on March 31, 2025 (the “Record Date”).

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI provides data, mobile, video, voice and managed services to consumer, business, government and carrier customers throughout Alaska, serving more than 200 communities. The company has invested $4.7 billion in its Alaska network and facilities over the past 45 years. Through a combination of ambitious network initiatives, GCI continues to expand and strengthen its statewide network infrastructure to deliver the best possible connectivity to its customers and close the digital divide in Alaska.

Liberty Broadband Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Broadband Corporation